Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Ideal Power Inc. (the “Company”) of our report dated March 30, 2020 with respect to the audited financial statements of the Company for the years ended December 31, 2019 and 2018, which is contained in the annual report on Form 10-K filed on March 31, 2020. Our report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ Gumbiner Savett Inc.

June 18, 2020

Santa Monica, California